Exhibit 10.4.3

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of June 17, 2004, among Novus Capital, Inc., a Delaware corporation and successor by conversion of Novus Capital LLC, a Delaware limited liability company (the “Company”), and Peter A. Schmidt-Fellner, the holder of the number of shares of Class A Common Stock of the Company set forth under the heading “Restricted Stock” on Schedule I hereto (such person being referred to as the “Management Stockholder”).

WITNESSETH:

WHEREAS, as a condition precedent to the Management Stockholder receiving the Restricted Stock (as hereinafter defined), the Management Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Management Stockholder hereby agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (ii) a partner, member or stockholder of any Stockholder, or (iii) any spouse, domestic partner, child, grandchild, parent, grandparent or sibling of a Stockholder or a trust or other entity for their benefit; provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of an investment in the Company. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” means $7,970.60.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Cause” means if the Management Stockholder shall have (a) been subject to indictment or information for, or convicted of, or made a plea of guilty or nolo contendere to, a felony involving fraud, theft, misappropriation, dishonesty or embezzlement or any other felony involving moral turpitude, or the willful commission of any other act or omission involving dishonesty or fraud, in each case as determined by the Board, (b) committed any act or acts of gross negligence or willful misconduct within the scope of employment as determined by the Board and has failed to cure (to the extent curable) such act or acts to the reasonable satisfaction

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of the Board within thirty (30) days after receipt of written notice from the Company, specifying such act or acts, (c) substantially, on more than one occasion, refused to perform his or her material duties as determined by the Board and failed to cure (to the extent curable) such failure to perform to the reasonable satisfaction of the Board within thirty (30) days after receipt of written notice from the Company specifying such failure to perform, (d) breached his or her obligations under Section 8, (e) breached his or her obligations under Section 9, (f) been under the influence of illegal drugs, (g) been under the influence of alcohol during normal business hours (except when alcohol is served at a Company sponsored event or while the Management Stockholder is entertaining in connection with Company business) while performing his duties to any Company Entity, or (h) violated any material written policy of a Company Entity provided to the Management Stockholder during or prior to the term of employment or service as determined by the Board and failed to cure (to the extent curable) such violation to the reasonable satisfaction of the Board within thirty (30) days after receiving written notice from the Company specifying such violation; provided, however, that any determination of Cause made by the Board hereunder shall be made in good faith using commercially reasonable judgment, and, provided, further, that the Board shall also (i) have determined in good faith using commercially reasonable judgment that the continuation of the Management Stockholder’s employment or consultancy arrangement with the Company after the occurrence of a Cause event, other than the Cause events specified in subsections (a) and (e) hereof, will have a material adverse effect on the goodwill, business, prospects or operations of the Company or any Company Entity and (ii) have notified the Management Stockholder in writing that his or her employment or consultancy arrangement is being terminated for Cause which notice shall specify the Cause event.

“Change of Control Liquidity Event” means the Transfer of an aggregate of fifty-one percent (51%) of the Preferred Stock (or the Common Stock into which such shares have been converted) in one or more transactions and, in connection with such Transfer, the termination of the Management Stockholder without Cause (provided that the termination was not for Performance Reasons with respect to which the Management Stockholder received written notice from the Board of such acts or omissions resulting in Performance Reasons prior to such Transfer and failed to cure the same within the cure period provided by the Board in accordance with the definition of the term “Performance Reasons”).

“Class A Common Stock” means the Company’s authorized shares of class A common stock, par value $0.01 per share, and any stock into which such Class A Common Stock may thereafter be converted, changed, reclassified or exchanged.

“Common Stock” means the Company’s authorized shares of common stock, par value $0.01 per share, and any stock into which such Common Stock may thereafter be converted, changed, reclassified or exchanged.

“Company Entity” means the Company or one of its Subsidiaries.

“Confidential Information” means any information relating to the business or affairs of the Company Entities or, as provided below, any of their respective Affiliates, including, but not limited to, customer identities, potential customers, employees, business and financial strategies, methods or practices, business plans, financial models, proposals, documents

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or materials owned, developed or possessed by a Company Entity, profit margins or other proprietary information used by such Company Entity or any of its Affiliates; provided that Confidential Information shall not include (i) information that is or becomes generally known to the public other than as a result of a disclosure by the Management Stockholder in violation of this Agreement, (ii) information that was known to the Management Stockholder prior to becoming a consultant to or an employee of the Company or (iii) information which becomes known to the Management Stockholder following a Termination Event, through no wrongful act of the Management Stockholder, by disclosure from a third party unless the Management Stockholder has reason to believe that such third party is under an obligation or duty of confidentiality or secrecy with respect to such information or is an employee, officer, director or stockholder of the Company; and provided, further, that (A) in such case where any Affiliate has a separate confidentiality requirement or agreement to which any Company Entity is subject, such confidentiality requirement or agreement shall supercede the requirements herein and (B) unless a confidentiality requirement or agreement referred to in the preceding clause (A) exists with respect to an Affiliate, Confidential Information for purposes of this definition as it relates to Affiliates shall be deemed to include only Confidential Information of Affiliates, the employees or consultants of which, are participants or observers at Board meetings of the Company.

“Conversion Ratio” means A/(B/C), where:

A is the Management Common Stock;

B is the Management Common Stock Amount; and

C is the IPO Price.

“Corporate Transaction” means any exchange, reclassification or other conversion of shares of Class A Common Stock into any cash, securities, or other property pursuant to a merger or consolidation of the Company or any Subsidiary of the Company with any Person.

“Fair Market Value” means, for purposes of Sections 2(e), 2(g) and 3, the fair market value of the securities as determined by the Board in its good faith commercially reasonable judgment taking into account all factors that might reasonably affect such value, including the public market price and the Minimum Required Internal Rate of Return; provided, however, that with respect to the Class A Common Stock, any reductions to the values based upon the subordination of the Class A Common Stock to the Preferred Stock shall not be considered, but all other factors, including the provisions and limitations of, and the restrictions imposed by, this Agreement shall be considered (specifically, for purposes of Section 3, Fair Market Value shall take into account the discount that would be attendant if Section 2(f) were applicable to the Repurchase Option). If the Management Stockholder objects to the good faith determination of the Board, then the Board and the Chief Executive Officer of the Company (the “CEO”) shall promptly and in good faith mutually select a nationally or internationally recognized investment banking firm, certified public accountant or business appraisal firm not providing services for the Company at the time of such selection (the “Independent Appraiser”) to determine Fair Market Value. If the Board and the CEO cannot mutually agree upon the

RESTRICTED STOCK AGREEMENT

selection of the Independent Appraiser then each of the Board and the CEO shall promptly and in good faith select a nationally or internationally recognized investment banking firm, certified public accountant or business appraisal firm (the “IA Selectors”) who shall then mutually select the Independent Appraiser to determine the Fair Market Value. The Company shall promptly furnish to the Independent Appraiser such information concerning the Company’s operations, assets and properties, financial condition, earnings, capitalization and sales of its capital stock, and any offers or indication of interest received by the Company, as the Independent Appraiser may request or the parties may deem relevant. The Fair Market Value as determined by the Independent Appraiser (which determination the Independent Appraiser shall be instructed to render in writing within thirty (30) days following the selection of such Independent Appraiser) shall be binding upon the Management Stockholder and the Company. The fees and expenses of the Independent Appraiser and, if applicable, the IA Selectors shall be borne by the Company. For purposes of Section 2(f), Fair Market Value has the meaning set forth in Section 2(f). Notwithstanding the foregoing, if a determination of Fair Market Value has been made by an Independent Appraiser in accordance with the foregoing procedures within ninety (90) days prior to the date of any determination by the Board hereunder and the Company has not effected an IPO, then the Board may determine, in its sole judgment, that there is no reasonable basis to believe that such prior determination is no longer accurate and no new determination shall be required.

“Forfeiture” means the transfer by the Management Stockholder to the Company of Restricted Stock in exchange for the Purchase Price and the forfeiture by the Management Stockholder of any and all rights, interests and claims in respect of such shares of Restricted Stock upon the occurrence of an event specified in, and to the extent provided in, Section 2. “Forfeited” shall have a corollary meaning when used herein.

“Founders Subscription Agreement” means the Founders Subscription Agreement dated as of June 17, 2004, among the Company and the parties thereto regarding the subscription to purchase shares of Preferred Stock.

“Good Reason” means the occurrence of (i) a reduction by the relevant Company Entity in the Management Stockholder’s annual base salary from such Management Stockholder’s annual base salary then in effect, (ii) a forced relocation by the relevant Company Entity of the Management Stockholder’s place of employment to a location greater than twenty five (25) miles from his or her initial place of employment or, if the Management Stockholder’s initial place of employment is in the Rowayton, Connecticut office of the Company, outside of Fairfield County, Connecticut or (iii) a material diminution by the relevant Company Entity in the Management Stockholder’s principal duties and responsibilities.

“Investors” means such Persons that are “Initial Investors” as such term is defined in the Stockholders Agreement.

“IPO” means the initial public offering of the Common Stock.

“IPO Price” means the offering price per share of Common Stock to the public in the IPO before giving effect to the Conversion Ratio.

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“IRR Liquidity Event” means the Transfer of an aggregate of seventy-five percent (75%) of the Preferred Stock in one or more transactions.

“IRR Release Date” means that date on or after the occurrence of an IRR Liquidity Event at which the Investors shall have received the Minimum Required Internal Rate of Return on that portion of the Preferred Stock (or the Common Stock into which such shares have been converted) which has been Transferred by the Investors cumulatively to and including the date on which the IRR Release Date occurs.

“Management Common Stock” means the total number of shares of Class A Common Stock (or shares of Common Stock into which such shares are converted) held by the Management Members as of the date of determination.

“Management Common Stock Amount” shall be determined as follows:

If the IPO Price is less than or equal to Value 1, then “Management Common Stock Amount” shall mean the product of (a)  1/3 multiplied by the Management Common Stock, multiplied by (b) the IPO Price less ($.01 less par value of $.01);

If the IPO Price is greater than Value 1 and less than or equal to Value 2, then “Management Common Stock Amount” shall mean the sum of:

(a) the product of (i)  1/3 multiplied by the Management Common Stock, multiplied by (ii) the IPO Price less ($.01 less par value of $.01)

and

(b) the product of (i)  1/3 multiplied by the Management Common Stock, multiplied by (ii) the IPO Price less Value 1; and

If the IPO Price is greater than Value 2, then “Management Common Stock Amount” shall mean the sum of:

(a) the product of (i)  1/3 multiplied by the Management Common Stock, multiplied by (ii) the IPO Price less ($.01 less par value of $.01)

and

(b) the product of (i)  1/3 multiplied by the Management Common Stock, multiplied by (ii) the IPO Price less Value 1

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and

(c) the product of (i)  1/3 multiplied by the Management Common Stock, multiplied by (ii) the IPO Price less Value 2.

“Management Investment Amount” means a per share amount determined as follows:

For the first one-third of Restricted Stock Transferred pursuant to Section 2(f) or held at the time of Forfeiture pursuant to Section 2(g), $.01 less par value of $.01, or zero (0);

For the second one-third of Restricted Stock Transferred pursuant to Section 2(f) or held at the time of Forfeiture pursuant to Section 2(g), Value 1 as of the date of such Transfer or Forfeiture; and

For the final one-third of Restricted Stock Transferred pursuant to Section 2(f) or held at the time of Forfeiture pursuant to Section 2(g), Value 2 as of the date of such Transfer or Forfeiture.

“Management Members” means the Management Stockholder and all other Persons that are parties to Restricted Stock Agreements with the Company.

“Minimum Required Internal Rate of Return” means the amount necessary to provide the Investors with an internal rate of return of ten percent (10%) on capital invested under the Subscription Agreement. This shall be computed using the XIRR function in Microsoft Excel. The inflows for this calculation will be the aggregate amount of capital so contributed to the Company by the Investors relating to the shares of Preferred Stock (or the Common Stock into which such shares have been converted) that have been Transferred to and including the date of determination. The dates of inflows shall be the dates that such capital is contributed into the Company by the Investors. The outflows for this calculation shall be the aggregate cash received by the Investors, net of any costs, including, as applicable, underwriting discounts and commissions, investment banking fees or other broker or similar commissions and costs and legal or other advisor costs incurred by the Company or such Investors (other than the costs of separate counsel for an Investor in the event that the Company has retained counsel in such Transfer) in connection with the negotiation, preparation and execution of any transaction documentation, incurred in connection with such Transfer, from the Transfer of the shares of Preferred Stock (or the Common Stock into which such shares have been converted) or from dividends paid thereon (including ordinary and extraordinary dividends). The dates of outflows shall be the dates that shares are Transferred by the Investors or the dates that any dividends are received by Investors.

“Performance Reasons” shall exist (i) when the Management Stockholder fails to meet commercially reasonable written performance objectives and has failed to cure (if the failure is not due to acts, events or conditions outside of the Management Stockholder’s control) such act or omission or acts or omissions to the reasonable satisfaction of the Board, within such reasonable time as the Board shall determine and specify in such written notice, but in no case

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less than thirty (30) days after receipt of written notice from the Company, specifying such act or omission, or (ii) if the Management Stockholder is unwilling to relocate to a location less than twenty-five (25) miles from their initial place of employment or, if the Management Stockholder’s initial place of employment is in the Rowayton, Connecticut office of the Company, outside of Fairfield County, Connecticut.

“Permitted Transferee” means any spouse, domestic partner, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of the Management Stockholder or a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Stockholder and any spouse, domestic partner, lineal descendant, sibling, parent or heir of the Management Stockholder.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means the shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company issued to the Investors pursuant to the Subscription Agreement and the Founders Subscription Agreement.

“Purchase Price” means, with respect to a Forfeiture, the amount obtained by dividing the Aggregate Purchase Price by the number of shares of Restricted Stock to be Forfeited.

“Released Shares” means those shares of Restricted Stock no longer subject to Forfeiture in accordance with Section 2 hereof (other than pursuant to Section 2(f), (g) or (h)) at the relevant date of determination.

“Restricted Business” means any of the following: (i) the business of extending senior, subordinated or asset-based loans to middle-market companies as targeted by the Company at the effective date of the Termination Event, (ii) providing real estate financing of the types offered by the Company at the effective date of the Termination Event, (iii) extending asset-backed loans or investing in asset-backed securities with financial products of the types then offered by the Company at the effective date of the Termination Event or (iv) any other material line of business engaged in by the Company at the effective date of the Termination Event.

“Restricted Stock” means the shares of Class A Common Stock set forth under the heading “Restricted Stock” on Schedule I hereto and any and all securities that are distributed or paid in respect of Restricted Stock, including as a result of a stock dividend or distribution, stock split, recapitalization or similar transaction, including a Corporate Transaction.

“Stockholders” means the Persons named on the signature pages to the Stockholders Agreement and any Persons who become a party to the Stockholders Agreement after the date thereof pursuant to the terms thereof.

“Stockholders Agreement” means the Stockholders’ Agreement among the Company and the securityholders named therein to be entered into on or about June 18, 2004.

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“Subscription Agreement” means the Subscription Agreement dated as of June 17, 2004, among the Company and the parties thereto regarding the subscription to purchase shares of Preferred Stock.

“Subsidiary” means, with respect to the Company, any Person in which the Company owns at least fifty-one percent (51%) of the voting control or economic interests and which is an operating subsidiary of the Company.

“Tax Adjustment Percentage” means the amount, if any, expressed as a percentage, by which (a) the quotient obtained by dividing (i) 1 less the Federal capital gains tax rate in effect on the date of conversion of the Preferred Stock into Common Stock in connection with an IPO by (ii) 1 less the Federal ordinary income tax rate in effect on such date, exceeds (b) 1. For purposes of the preceding sentence, (A) the Federal capital gains tax rate, subject to clause (C) of this sentence, shall be the maximum rate set forth in Section 1(h)(1)(C) of the Internal Revenue Code (the “Code”) or successor provision (15% as of the date hereof), (2) the Federal ordinary income tax rate shall be the maximum rate set forth in Section 1(i)(B) of the Code or successor provision (35% as of the date hereof), and (C) the Federal capital gains tax rate utilized shall not be a rate more than 25 percentage points below the Federal ordinary income tax rate.

“Termination Event” means the termination of employment or consultancy of the Management Stockholder with the relevant Company Entity.

“Termination Non-Forfeitable Shares” means the shares of Restricted Stock which are no longer subject to Forfeiture under Section 2(a) or Section 2(c)(i).

“Transfer” means, with respect to any shares of capital stock of the Company, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such shares or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such shares or any participation or interest therein or any agreement or commitment to do any of the foregoing; provided, however, that any pledge of such shares to the Company or to a lender of a Company Entity as security for such Company Entity’s obligations shall not constitute a Transfer for purposes hereof.

“Value 1” means $10.00 per share, subject to adjustment for stock splits, combinations and other similar transactions and occurrences with respect to the Class A Common Stock, less par value of $0.01 per share, less an amount equal to three times the aggregate per share amount of dividends paid by the Company with respect to the Preferred Stock to and including the date of determination, but in no case shall Value 1 be less than $0.

“Value 2” means:

To the extent Value 1 is greater than $0, then “Value 2” means $15.00 per share, subject to adjustment for stock splits, combinations and other similar transactions and occurrences with respect to the Class A Common Stock less par value of $0.01 per share;

RESTRICTED STOCK AGREEMENT

To the extent Value 1 is $0, then “Value 2” means:

$15.00 per share, subject to adjustment for stock splits, combinations and other similar transactions and occurrences with respect to the Class A Common Stock, less par value of $0.01 per share, less an amount equal to three times the aggregate per share amount of dividends paid by the Company with respect to the Preferred Stock after Value 1 is $0, including that portion of such dividends attributable following reduction of Value 1 to $0, to and including the date of determination, but in no case shall Value 2 be less than $0.

2. Release or Forfeiture of Restricted Stock. The Restricted Stock is fully vested subject to Forfeiture as provided in this Section 2.

(a) General Termination Forfeiture. Subject to Section 2(b) and Section 2(c), the Restricted Stock shall be subject to Forfeiture as follows:

(i) eighty percent (80%) of the Restricted Stock is Forfeited if a Termination Event occurs after the date hereof and prior to the first anniversary of the date hereof;

(ii) sixty percent (60%) of the Restricted Stock is Forfeited if a Termination Event occurs on or after the first anniversary hereof and prior to the second anniversary of the date hereof;

(iii) forty percent (40%) of the Restricted Stock is Forfeited if a Termination Event occurs on or after the second anniversary hereof and prior to the third anniversary of the date hereof;

(iv) twenty percent (20%) of the Restricted Stock is Forfeited if a Termination Event occurs on or after the third anniversary hereof and prior to the fourth anniversary of the date hereof; and

(v) zero percent (0%) of the Restricted Stock is Forfeited if a Termination Event occurs on or after the fourth anniversary of the date hereof.

(b) IRR Liquidity Event and Change of Control Liquidity Event. Notwithstanding the provisions of Section 2(a), upon the occurrence of either an IRR Liquidity Event or a Change of Control Liquidity Event, one hundred percent (100%) of the Restricted Stock shall constitute Termination Non-Forfeitable Shares.

(c) Forfeiture Upon Certain Termination Events.

(i) Notwithstanding Section 2(a), if the employment of the Management Stockholder was terminated (A) by the Management Stockholder for Good Reason or (B) by the Company without Cause (provided that the termination was not for Performance Reasons) or (C) due to the Management Stockholder’s death or disability, then only those shares of Restricted Stock that would not be Termination Non-Forfeitable Shares pursuant to Section 2(a) on the first anniversary of the effective date of the

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Termination Event (as if such Termination Event occurred on such first anniversary) will be Forfeited. However, if the Termination Event was for Performance Reasons, the Management Stockholder shall Forfeit those shares of Restricted Stock that are not Termination Non-Forfeitable Shares on the effective date of the Termination Event.

(ii) Notwithstanding Section 2(a), if the employment or consultancy of the Management Stockholder was terminated by any Company Entity for Cause, then all of the Restricted Stock, whether or not such shares are Termination Non-Forfeitable Shares, will be Forfeited on the effective date of the Termination Event.

(d) IRR Release Date.

(i) Upon the occurrence of the IRR Release Date, if it occurs, the Restricted Stock shall become Released Shares hereunder and shall cease to be subject to Forfeiture, except for the portion of such Released Shares, if any, which thereafter becomes subject to Forfeiture pursuant to and in accordance with Section 2(f), (g) or (h). Upon the IRR Release Date, the Released Shares shall be fully transferable by the Management Stockholder (provided that shares then subject to Forfeiture pursuant to Section 2(f) or (g) may not be Transferred other than pursuant to Section 2(f) or (g)), except as otherwise provided in the Stockholders Agreement or in any other contract then in effect entered into by the Management Stockholder which restricts transferability of shares by the Management Stockholder or as otherwise required by law.

(ii) If, following the Transfer of all of the Preferred Stock (or the Common Stock into which such shares have been converted) held by the Investors in one or more transactions, the IRR Release Date has not occurred, then all shares of Restricted Stock shall be immediately Forfeited.

(e) Forfeiture on the Tenth Anniversary. If the IRR Release Date has not occurred on or prior to the tenth (10th) anniversary of the date hereof, then immediately upon the tenth (10th) anniversary, the Restricted Stock shall be Forfeited as follows:

(i) If the Fair Market Value of a share of Preferred Stock (or the Common Stock into which such shares have been converted) is less than or equal to Value 1 per share, then two-thirds of the Restricted Stock shall be Forfeited;

(ii) If the Fair Market Value of a share of Preferred Stock (or the Common Stock into which such shares have been converted) is less than or equal to Value 2 per share but more than Value 1 per share, then one-third of the Restricted Stock shall be Forfeited; and

(iii) If the Fair Market Value of a share of Preferred Stock (or the Common Stock into which such shares have been converted) is more than Value 2 per share, then none of the Restricted Stock shall be Forfeited pursuant to this Section 2(e).

(f) Forfeiture of Released Shares in Connection with Transfers. Concurrently with the Transfer of any shares of Released Shares by the Management Stockholder (other than to a Permitted Transferee), the Management Stockholder will Forfeit that number of Released

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Shares having a Fair Market Value (which shall be determined by reference to the price per share of Released Shares to be received by the Management Stockholder, including with respect to securities to be received in exchange therefor, the fair market value of such securities) equal to the aggregate Management Investment Amount applicable to the Released Shares then being Transferred.

(g) Forfeiture of Released Shares in Connection with Termination without Good Reason. If a Termination Event occurs prior to an IRR Release Date and the termination was by the Management Stockholder without Good Reason and the Company does not exercise the Repurchase Option, then on the later to occur of (i) the ninety-first (91st) day following the Termination Event or (ii) the third (3rd) Business Day following the determination of Fair Market Value, the Management Stockholder will automatically Forfeit a number of shares of Restricted Stock with an aggregate Fair Market Value equal to the aggregate Management Investment Amount applicable to the shares of Restricted Stock then held by such Management Stockholder, provided that such number of shares shall in no event exceed two-thirds (2/3) of the total number of shares of Restricted Stock held by such Management Stockholder. If a Termination Event occurs following an IRR Release Date and the termination was by the Management Stockholder without Good Reason, then on the later to occur of (i) the thirty-first (31st) day following the Termination Event or (ii) the third (3rd) Business Day following the determination of Fair Market Value, the Management Stockholder will automatically Forfeit a number of shares of Restricted Stock with an aggregate Fair Market Value equal to the aggregate Management Investment Amount applicable to the shares of Restricted Stock then held by such Management Stockholder, provided that such number of shares shall in no event exceed two-thirds (2/3) of the total number of shares of Restricted Stock held by such Management Stockholder.

(h) IRR Release Date Partial Forfeiture Election. The Management Stockholder may elect by written notice to the Company to Forfeit such portion of such Management Stockholder’s shares of Restricted Stock, which, together with any such shares elected to be so Forfeited by other Management Members, are sufficient to cause the IRR Release Date to occur.

(i) Management Equity Incentive Pool. All shares of Class A Common Stock which are Forfeited by a Management Member pursuant to Section 2(a) or Section 2(c) (or any successor sections of similar meaning) of a restricted stock agreement substantially similar to this Agreement or which are repurchased by the Company pursuant to Section 3 thereof or which are subject to the exercise of remedies under any stock pledge agreement from a Management Member to the Company will be added to the amount of equity incentives available to be granted to senior management of the Company.

3. Company Repurchase Option.

(a) If, prior to an IRR Release Date, a Termination Event occurs and the termination was by the Management Stockholder without Good Reason, the Company shall have an irrevocable option (the “Repurchase Option”) for a period of sixty (60) days (or such longer period as determined by the Board in good faith if the Board has retained an Independent Appraiser and such Independent Appraiser is proceeding to determine Fair Market Value,

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however, in such instance, no more than five (5) Business Days after such determination of Fair Market Value) from the effective date of such Termination Event to repurchase all or any portion of the Termination Non-Forfeitable Shares for a per share price equal to seventy percent (70%) (or ninety percent (90%) if the effective date of the Termination Event occurs following the sixth anniversary of the date hereof) of the Fair Market Value of the Termination Non-Forfeitable Shares (the “Repurchase Price”).

(b) The Repurchase Option, upon approval by the Board, shall be exercised by the Company by written notice to the Management Stockholder and, after determination of Fair Market Value in accordance with the definition thereof, by delivery to the Management Stockholder or his executor with such notice a check in the amount of the Repurchase Price for the Termination Non-Forfeitable Shares being repurchased. Upon delivery of such notice and the payment of the Repurchase Price, the Company shall become the legal and beneficial owner of the Termination Non-Forfeitable Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Termination Non-Forfeitable Shares being repurchased by the Company.

4. Granting of Options Upon an Initial Public Offering.

(c) Concurrently with an IPO and the automatic conversion of the Preferred Stock thereupon into Common Stock in accordance with the Company’s Certificate of Incorporation, the Company shall grant the Management Stockholder options to purchase Common Stock (“Options”) as follows:

(i) If the IPO Price is greater than or equal to Value 2, the Management Stockholder will receive such number of Options calculated using the formula [A*D]-E, with an exercise price equal to the IPO Price;

(ii) If the IPO Price is less than Value 2 and greater than Value 1, the Management Stockholder will receive such number of Options calculated using the formula [A*D]-[E+F], with an exercise price equal to the IPO Price and such number of Options calculated using the formula [A/3]*D, with an exercise price of Value 2; and

(iii) If the IPO Price is equal to or less than Value 1, the Management Stockholder will receive such number of Options calculated using the formula [A/3]*D, with an exercise price of Value 2 and such number of Options calculated using the formula [A/3]*D, with an exercise price of Value 1.

For purposes of calculating the preceding formulas:

A shall be the Management Common Stock;

D shall be the Conversion Ratio;

E shall be determined using the formula [Management Common Stock Amount/IPO Price]*D; and

F shall be determined using the formula [A/3*D].

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(d) In addition to the Options granted pursuant to Section 4(a), the Company shall grant the Management Stockholder options to purchase Common Stock determined by multiplying the Tax Adjustment Percentage by the number of Options granted pursuant to and in accordance with Section 4(a) (“Tax Adjustment Options”).

(e) To the extent the price per share of Common Stock after giving effect to the Conversion Ratio is different from the IPO Price, the exercise price of the Options and the Tax Adjustment Options shall be similarly adjusted.

5. Dividends. The Management Stockholder will have the right to receive all ordinary cash dividends as the Board may pay with respect to the Class A Common Stock in accordance with the terms of the Company’s Certificate of Incorporation.

6. Voting.

(f) Until such time as the shares of Restricted Stock become Released Shares, the Management Stockholder agrees to vote or execute a written consent in respect of all of his shares of Restricted Stock that are entitled to vote in accordance with the recommendation of a majority of the Board, except that the Management Stockholder shall retain the right to vote or execute a written consent with respect to any amendments to paragraph B.2, B.3 and B.5 of Article FOURTH of the Company’s Certificate of Incorporation (or successor provisions thereof) that amends the terms of the Preferred Stock in a manner which materially adversely affects the rights of the holders of Class A Common Stock and with respect to any matters on which, pursuant to the Delaware General Corporation Law, a class vote of the Class A Common Stock is required. The Company shall not amend Sections B.2. (Dividends), B.3. (Liquidation Preference) or B.5. (Conversion) of Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation in a manner that materially and adversely affects the holders of the Class A Common Stock without the consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Class A Common Stock held by the Management Members other than in connection with a bona fide capital restructuring approved in good faith by the Board; provided that such consent shall be deemed to have been obtained, notwithstanding the failure of holders of at least sixty-six and two-thirds percent (66  2/3%) of the Class A Common Stock held by the Management Members to consent thereto, unless at least four (4) Management Members notify the Company in writing that they will not consent after receiving written notice of the request for such consent.

(g) In furtherance of Section 6(a), until such time as the Restricted Stock becomes Released Shares, the Management Stockholder hereby irrevocably appoints the Company or its designee as the Management Stockholder’s agent, attorney and proxy, to vote (or cause to be voted) the shares of Restricted Stock owned by the Management Stockholder in accordance with Section 6(a).

7. Prohibited Transfers. Unless and until the IRR Release Date has occurred, the Management Stockholders shall not Transfer any Restricted Stock other than (a) to the Company as permitted or required under this Agreement as it relates to any Forfeiture, (b) as permitted below, to a Permitted Transferee, (c) pursuant to the “Defaulting Investor” provisions contained in Section 2.3 of the Founders Subscription Agreement or upon the Company’s exercise of

RESTRICTED STOCK AGREEMENT

remedies under the stock pledge agreement executed by the Management Stockholder pursuant to the Founders Subscription Agreement, (d) following a Change of Control Liquidity Event, as contemplated by and in accordance with Section 4.04 of the Stockholders Agreement, and (e) in a Corporate Transaction, provided that the proceeds received in such Corporate Transaction shall be deemed to be Restricted Stock for purposes of this Agreement and subject to the terms and provisions of this Agreement. Additionally, the Management Stockholder shall not Transfer any shares of Restricted Stock except in compliance with the terms of the Stockholders Agreement. As a condition to any Transfer to a Permitted Transferee, each Permitted Transferee to whom shares of Restricted Stock are transferred must, as a condition precedent to such Transfer, acknowledge in writing to the Company that such person agrees to be bound by the terms and conditions of this Agreement to the same extent as such shares would be so subject if retained by the Management Stockholder. The Company shall not transfer on its books any shares of its capital stock that are subject to this Agreement unless the provisions of this Agreement and the Stockholders Agreement applicable thereto have been complied with in full. Any purported transfer by a Management Stockholder of capital stock of the Company without full compliance with such provisions hereof and thereof shall be null and void.

8. Confidentiality. The Management Stockholder agrees that Confidential Information was and shall be made available in connection with the Management Stockholder’s employment by or consultancy with the Company Entities. The Management Stockholder acknowledges that the Confidential Information that he or she develops or invents in connection with his or her employment by or services to a Company Entity or has obtained or will obtain in connection therewith is the property of such Company Entity. The Management Stockholder agrees that he or she will not disclose any Confidential Information to any other Person, except that Confidential Information may be disclosed: (i) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the Management Stockholder is subject); provided that the Management Stockholder gives such Company Entity prompt notice of such requests, to the extent practicable, so that such Company Entity may seek an appropriate protective order or similar relief (and the Management Stockholder shall cooperate with such efforts by such Company Entity at Company expense, and shall in any event make only the minimum disclosure required by such law, rule or regulation unless the Management Stockholder reasonably believes that other disclosure is necessary or advisable in order to avoid adverse consequences to the Management Stockholder), (ii) if the prior written consent of the Board shall have been obtained, or (iii) to such Persons to the extent necessary in the reasonable judgment of the Management Stockholder to perform his duties as an employee of or consultant to a Company Entity and, in his reasonable judgment, such disclosure is not harmful to the Company.

9. Restrictive Covenants.

(h) During the term of employment and for a period of one (1) year after the effective date of the Termination Event (i) the Management Stockholder shall not, directly or indirectly, (A) alone or as a partner, officer, director, shareholder, member, sole proprietor, employee or consultant of any other firm or entity personally engage or participate in any Restricted Business as a material portion of his or her responsibilities, (B) cause, solicit, induce or encourage any employees, consultants or contractors of the Company Entities to leave such

RESTRICTED STOCK AGREEMENT

employment or service, or hire, employ or otherwise engage any such individual, or (C) cause, induce or encourage any customer, supplier or licensor of the Company Entities, or any other Person who has a material business relationship with the Company Entities, to terminate or modify any such relationship, and (ii) the Management Stockholder shall direct to the Company all business opportunities brought to the Management Stockholder for his consideration related to a Restricted Business if such business opportunities become known to the Management Stockholder in the course of conducting a Restricted Business in violation of the provisions of clause (i)(A) above; provided, however, that if the Termination Event was either (X) by the Management Stockholder with Good Reason or (Y) by the Company (other than a termination for Cause or for Performance Reasons), then the Management Stockholder shall not be subject to the provisions of (i)(A) or (ii) above to the extent (I) such Management Stockholder irrevocably waives any right to receive severance in accordance with the Company’s severance plan within thirty (30) days after the effective date of the Termination Event, (II) promptly returns any amount of severance received either prior to or after the date of such waiver and (III) the Management Stockholder executes such releases and waivers as are contemplated by the Company’s severance plan.

(i) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified business limitation or any other relevant feature of this Section 9 is unreasonable, arbitrary or against public policy, then a lesser time period, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

10. Conflicting Agreements. The Management Stockholder represents and agrees that, except as provided in this Agreement and the Stockholders Agreement, he shall not, without Board consent, (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Restricted Stock or (b) enter into any agreement or arrangement of any kind with any Person with respect to its shares of Restricted Stock inconsistent with the provisions of this Agreement.

11. Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

12. Notices. All notices and other communications hereunder shall be given in accordance with Section 7.02 of the Stockholders Agreement.

13. Custody; Legend. The certificates representing the Restricted Stock and bearing such legends as may be required by the Company to evidence the restrictions specified herein will be issued in the Management Stockholder’s name but will be held in custody by the Company. At such time that the Class A Common Stock is converted into Common Stock pursuant to the terms of the Company’s Certificate of Incorporation, the Company shall, without the need for any further action by the Management Stockholder, exchange the certificate or certificates representing the shares of Class A Common Stock for a certificate or certificates for the number of shares of Common Stock into which the shares of Class A Common Stock were convertible

RESTRICTED STOCK AGREEMENT

on the date on which such conversion occurs. The Management Stockholder shall receive certificates representing the Restricted Stock at such time that the shares of Restricted Stock have become Released Shares. At such time as the restrictions imposed by this Agreement are no longer applicable, the legend referred to in the preceding sentence shall be removed.

14. Entire Agreement. This Agreement and the Stockholders Agreement (including any and all exhibits, schedules and other instruments contemplated thereby) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between them or any of them as to such subject matter.

15. No Right To Continued Employment. This Agreement is not a contract of employment and the terms of the Management Stockholder’s employment or service with the Company shall not be affected by, or construed to be affected by, this Agreement, except to the extent specifically provided herein. Nothing herein shall impose, or be construed as imposing, an obligation (i) on the part of the Company to continue the Management Stockholder’s employment or service with the Company or (ii) on the part of the Management Stockholder to remain in the employ of or service to the Company.

16. Further Agreements. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

17. Waiver and Amendment. Any of the provisions of this Agreement may be waived by an instrument in writing executed by (i) the Company and (ii) the Management Stockholder. This Restricted Stock Agreement may not be amended except by an instrument in writing executed by (i) the Company and (ii) the Management Stockholder. Notwithstanding the foregoing, except as otherwise expressly set forth in the proviso in this sentence, in the event that Management Members holding not less than sixty-six and two-thirds percent (66 2/3%) of the Class A Common Stock held by all such Management Members waive any provision of, or execute an amendment to, their respective Restricted Stock Agreement (or such smaller percentage equal to 100% minus the aggregate percentage of the Class A Common Stock held by such notifying non-consenting Management Members if fewer than four (4) Management Members notify the Company in writing that they will not agree to such waiver or amendment after receiving notice of the request for such waiver or amendment), the Management Stockholder hereby agrees, upon the request therefor from the Company, to waive such provision or execute such amendment to this Agreement on the same terms, provided that the Management Stockholder shall not be required to waive or amend (i) any term of this Agreement that would treat such Management Stockholder in an inconsistent manner with respect to all other Management Members or (ii) any amendment to the terms of Sections 2(a), 6, 9 or this Section 17 or to the definition of the term “Minimum Required Internal Rate of Return.” Notwithstanding the foregoing, the Company may amend this Agreement without the consent of the Management Stockholder or any other Management Member to the extent that the Board in its good faith judgment determines necessary to correct a manifest error in any term hereof.

18. Assignment; Successors and Assigns. Except as otherwise expressly provided herein, the Restricted Stock and the rights and obligations of the parties herein may not be assigned without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns.

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19. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

22. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

COMPANY:
NOVUS CAPITAL, INC.
By:
Name:
Title:

SIGNATURE PAGE TO RESTRICTED STOCK AGREEMENT

MANAGEMENT STOCKHOLDER:
/s/ Peter A. Schmidt-Fellner
Peter A. Schmidt-Fellner

SIGNATURE PAGE TO RESTRICTED STOCK AGREEMENT

SCHEDULE I

SCHEDULE OF RESTRICTED STOCK

MANAGEMENT STOCKHOLDER	SHARES OF CLASS A COMMON
Peter A. Schmidt-Fellner	797,060